Exhibit 10.1

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AMENDED & RESTATED EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is effective as of the 8th day of March, 2004,(the “Effective Date”) and amended and restated as of October 14, 2015 to reflect Amendment 1 and 2 between Merck KGaA, of Frankfurter Str. 250, 64293 Darmstadt, Germany (hereinafter called “Merck,” which expression includes its successors and assigns) of the one part and Viventia Bio, Inc., of 147 Hamelin Street, Winnipeg MB, R3T 3Z1, CANADA (hereinafter called “Viventia,” which expression includes its successors and permitted assignees) of the other part. Each of Merck and Viventia are herein sometimes referred to individually as a “Party” and collectively as “Parties.”

WHEREAS, Merck Controls certain proprietary Technology related to the genetic engineering of biological materials, including proteins and the removal of immunogenic sequences from proteins to produce genetic variants of such proteins for therapeutic or in vivo diagnostic purposes.

WHEREAS, Merck and Viventia have entered into that certain Research Agreement (the “Research Agreement”) dated as of September 20, 2002.

WHEREAS, Viventia has exercised its option to obtain an exclusive license to certain proprietary Technology under Section 3.7 of the Research Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.                                      DEFINITIONS.

Throughout this Agreement, where the context so requires, the use of the singular form of a word shall be construed to include the plural and the use of the plural shall be construed to include the singular, and the use of any gender shall include all genders. Any words used but not otherwise defined herein shall have the meanings ascribed to them in Section 1 of the Research Agreement. In this Agreement the following words and expressions shall be construed as follows:

(a)                                 “Affiliate” shall mean any corporation, company, firm, partnership or other entity that directly or indirectly controls, is controlled by or is under common control with either Party to this Agreement. For purposes of this definition, “control” shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the issued share capital or shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other entity or the legal power to direct or cause the direction of the general management and policies of the entity in question.

(b)                                 “Merck Technology” shall mean Technology Controlled by Merck as of the Effective Date or developed hereafter whether or not in the course of the Research Program, by Merck or jointly by Merck and Viventia or a third party that is related to the genetic engineering of biological materials, including proteins and plasmids and the removal of immunogenic sequences from proteins or plasmids and the generation of genetic variants thereof, provided that, any Technology Controlled by Viventia or developed by Viventia that is related to the Protein shall be deemed to be Viventia Technology and Viventia shall have exclusive ownership and control of same.

(c)                                  “BLA” shall mean a Biologics License Application, or similar application for marketing approval of a Licensed Product for use in the Field submitted to the FDA, or a foreign equivalent of the FDA.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)                                 “Confidential Information” shall have the meaning set forth in Section 15 of this Agreement.

(e)                                  “Contract Year” shall mean the period beginning on the Effective Date and ending on the first anniversary thereof (“Contract Year l “), and each succeeding twelve (12) month period thereafter during the term of this Agreement (referred to herein as “Contract Year 2,” “Contract Year 3,” etc.).

(f)                                   “Control” or “Controlled” shall mean (i) with  respect  to  any Technology (other than proprietary materials of a Party) and/or Patent Rights, the possession by a Party of the ability to grant a license or sublicense of such Technology and/or Patent Rights as provided herein without violating the terms of any agreement or arrangement between such Party and any third party and (ii) with respect to proprietary materials, the  possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any third party.

(g)                                  “DeImmunised Proteins” shall mean the DeImmunised genetic variants of the Protein developed by Merck under the Research Agreement identified on Schedule A, attached hereto and incorporated herein by reference.

(h)                                 “DeImmunised Plasmids” shall mean the genetically engineered plasmids that encode the DeImmunised Protein identified  on Schedule A, attached hereto and incorporated herein by reference.

(i)                                     “Effective Date” shall have the meaning set forth above in the introduction to this Agreement.

(j)                                    “FDA” means the United States Food and Drug Administration or its successor.

(k)                                 “Field” shall mean the use of the DeImmunised Protein for therapeutic and in vivo diagnostic purposes in humans.

(l)                                     “First Commercial Sale” shall mean the date of the first commercial sale (other than for purposes of obtaining Regulatory Approval) of a Licensed Product by or on behalf of Viventia or any sublicensee.

(m)                             “IND” shall mean Investigational New Drug application filing  in  the USA or its equivalent  in any country in the European Union for approval to undertake a controlled and lawful study in humans of the Licensed Product that is designed to demonstrate statistically whether such Licensed Product is safe for use in humans in a manner sufficient to file a BLA or New Drug Application or its equivalent to obtain regulatory approval to market and sell that Licensed Product in  the United States or any country in the European Union.

(n)                                 “Joint Patent Rights” shall mean all Patent Rights that claim Joint Program Technology. Joint Patent Rights as of the Effective Date are listed in Schedule B, attached hereto and incorporated herein by reference.

(o)                                 “Joint Program Technology” shall mean any and all Technology relating to the Protein or any DeImmunised Plasmid or DeImmunised Protein jointly made, developed conceived and/or reduced to practice by employees of, or consultants to, both Parties, or (b) by Viventia through the material use of Merck Technology, provided that Joint Program

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Technology shall not include Technology relating to (i) the Protein (ii) the composition, manufacture, or use of antibodies, antibody fragments (including single chain or single domain antibodies), or peptide-based antibody mimics, whether by themselves or conjugated to or associated with an active molecule, or (iii) fusion proteins.

(p)                                 “Licensed Patent Rights” shall mean all Patent Rights which are Controlled by Merck as of the Effective Date (including Merck ‘s interest in Joint Patent Rights) and any other patents and applications set forth in Schedule C, and all provisional  applications, substitutions, continuations, continuations-in-part, divisionals and renewals, all letters patent granted thereon, if any, and all reissues, reexaminations and extensions thereof, and supplemental protection certificates of invention and utility models of such patents and applications set forth in Schedule C.  Schedule C is attached hereto and incorporated herein by reference.

(q)                                 “Licensed Product” shall mean any product that (i) incorporates DeImminised Protein, (ii) is produced by use of a DeImmunised Plasmid, or (iii) the manufacture, use, or sale of which would, absent the license granted to Viventia hereunder, infringe one or more of the claims included in the Licensed Patent Rights that has not expired, been revoked or disclaimed, or found to be invalid or unenforceable in an unappealed or unappealable decision of a court of competent jurisdiction.

(r)                                    “Licensed Technology” shall mean all Merck Technology and Merck’s interest in Joint Program Technology.

(s)                                   “New Drug Application” shall mean a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended  from time to time)  filed with  the FDA  or its  foreign equivalent seeking regulatory approval to market and sell any Licensed Product in the United States or any country in the European Union.

(t)                                    “Net Sales” shall mean gross proceeds measured in Dollars as of the date of sale resulting from the invoice price less (a) usual trade and/or cash discounts actually allowed or taken; (b) forwarding expenses, freight, postage and duties actually paid or allowed and taxes imposed directly on licensee for sales, all if separately identified in the invoice; and (c) credits for goods actually returned. No deductions shall be made for commissions paid or for the cost of collections.  For Licensed Products sold or otherwise transferred other than for money, “Net Sales” shall be calculated based upon the “fair market value” of the Licensed Product determined in an arm’s-length transaction. Net Sales shall be calculated on the price from Viventia, a licensee, a sublicensee, or their Affiliates to the first purchaser who is not a licensee, a sublicensee or Affiliate and not on sales between or among licensees, sublicensees, or their Affiliates.

(u)                                 “Patent Rights” shall mean the rights and interests in and to (i) issued patents and pending patent applications without limitation to any country, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, all letters patent granted thereon,· if any, and all reissues, reexaminations and extensions thereof, and supplemental protection certificates of invention and utility models and (ii) copyrights with respect to data Controlled by a Party.

(v)                                 “Phase III Clinical Trial” shall mean, as to a particular Licensed Product for a particular indication, a controlled and lawful study in humans of the safety and efficacy of such Licensed Product for such indication, which is prospectively designed to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

demonstrate statistically whether such Licensed Product is safe and effective for use in such indication in a manner sufficient to file a BLA or New Drug Application or its equivalent to obtain regulatory approval to market and sell that Licensed Product in the United States or any country for the indication under investigation in such study.

(w)                               “Protein” shall mean the starting protein as specified in Schedule A hereto.

(x)                                 “Technology” shall mean and include all inventions, discoveries, improvements, trade secrets and proprietary methods and materials, whether or not patentable, including, but not limited to (i) samples of, methods of production or use of; and structural and functional information pertaining to, chemical compounds, proteins or other biological substances and (ii) technical and scientific information (including any negative results), data, formulations, techniques and know-how.

(y)                                 For clarity, it is agreed that “Deliverables” (as defined in the Research Agreement and incorporated in this Agreement) include [***] and [***] and [***] and the expression products of the inserts of such plasmids.

2.                                      COMMENCEMENT.

This Agreement shall be deemed to have been made as of the Effective Date and shall be read and construed accordingly.

3.                                      GRANT OF RIGHTS.

(a)                                 Merck hereby grants to Viventia an exclusive world-wide, royalty bearing license under Licensed Technology and Licensed Patent Rights solely to develop, have developed, make, have made, use, sell, distribute for sale, have sold, import and/or have imported Licensed Products in the Field, together with the right to grant sublicenses. For clarity, this grant of an exclusive license to Viventia with respect to Licensed Products (including Deliverables, Deimmunised Plasmids and Deimmunised Proteins) shall not prevent Merck from granting licenses to others under the Merck Technology, Merck Patent Rights and Merck’s interest in Joint Program Technology and Joint Patent Rights outside the scope of the exclusive license granted to Viventia.

(b)                                 Viventia shall notify Merck of the grant of each sublicense within thirty (30) days of its effective date, such notification to include the name and address of the sublicensee and the general nature and subject matter of the sublicense. Viventia shall use its best efforts to ensure that any sublicensee performs its obligations under any such sublicense and shall remain liable for the performance of Viventia’s obligations hereunder. Merck will not establish any contact with the sublicensee in relation to the sublicense without the prior written consent of Viventia.

4.                                      PAYMENTS.

4.1                               General. The Parties acknowledge that the principal value· contributed by Merck under this Agreement is the Licensed Technology. Viventia acknowledges and agrees that the value it receives hereunder is in its access to the Licensed Technology. Accordingly, Viventia has agreed to pay the license fees and milestones for access to and use of Licensed Technology as set forth herein even though Merck may not Control patent applications or patents covering the manufacture, sale, use or importation of a particular Licensed Product and, regardless of whether a Licensed Product is covered by a patent application or patent within the Licensed Patents.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2                               Upfront Payment. In consideration for the exclusive license granted pursuant to Section 3(a) hereof Viventia shall pay to Merck the sum of twenty-five thousand U.S. dollars (U.S. $25,000) upon signature of this Agreement.

4.3                               Milestone Payments. Viventia shall pay Merck the following amounts upon the achievement of the milestones set forth below:

(a)                                 Two million U.S. dollars (U.S. $2,000,000) upon the commencement of the first Phase III Clinical Trial (first patient in) conducted on a Licensed Product.

(b)                                 Two million U.S. dollars (U.S. $2,000,000) upon submission of the first BLA (or its equivalent) for a Licensed Product.

(c)                                  Two million U.S. dollars (U.S. $2,000,000) upon first approval in any of the United States, Canada, Europe (including Switzerland) or Japan of a BLA for a Licensed Product, plus one million U.S. dollars (U.S. $1,000,000) on each of the second and third approval of such BLA in different jurisdictions within United States, Canada, Europe (including Switzerland) or Japan, for a total of four million U.S. dollars (U.S. $4,000,000).

(d)                                 Two million U.S. dollars (U.S. $2,000,000) upon first approval in any of the United States, Canada, Europe (including Switzerland) or Japan of the next BLA for a Licensed Product, plus one million U.S. dollars (U.S. $1,000,000) on each of the second and third approval of such BLA in different jurisdictions within United States, Canada, Europe (including Switzerland) or Japan, for a total of four million U.S. dollars (U.S. $4,000,000).

For clarity, each milestone payment in (a)-(d) above will be due only once per Licensed Product.

4.4                               Fees.

(a)                                 Viventia shall pay Merck a sublicense fee, of two hundred fifty thousand U.S. dollars (U.S. $250,000) for each and every sublicense that it grants hereunder.

(b)                                 Viventia shall also pay to Merck an annual license fee .of twenty five thousand U.S. dollars (U.S. $25,000) for the maintenance of the license granted pursuant to Section 3 of this Agreement for each Contract Year during the term of this Agreement.  Such annual license fees shall be due and payable to Merck  on the first day of each Contract Year during the term of this Agreement and are not creditable against amounts owed by Viventia to Merck pursuant to Sections 4.3 and 4.5. In the event that Licensee does not receive approval for an IND by the end of Contract Year 5, then the Licensee shall make an additional annual payment of one million U.S dollars ($1,000,000) in addition to the annual license fee payable for the relevant Contract Year (each, an “Additional Annual Payment”). Such Additional Annual Payments shall be due and payable on the first day of Contract Year 6 and each subsequent Contract Year until an IND is approved at which time such Additional Annual Payments will cease. All Additional Annual Payments to be paid under this Section 4.4(b) shall be creditable against amounts required to be paid by Viventia to Merck under Section 4.3 of this Agreement subsequent to the payment of such Additional Annual Payment.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)                                  All of the payments set forth in sections 4.2, 4.3 and 4.4 are to be understood net, exclusive of Value Added Tax.

4.5                               Royalties.

Viventia shall pay Merck a royalty based on aggregate Net Sales of each Licensed Product sold during the License Term (as defined in Section 5) by Viventia and/or its Affiliates and sublicensees equal to one and a half percent (1.5%) on the first one hundred fifty million U.S. dollars (U.S. $150,000,000) of such Net Sales of each Licensed Product, and two percent (2.0%) on Net Sales above that amount.

4.6                               Accounting.

(a)                                 All payments under this Agreement shall be due. in the case of Section 4.3 within thirty (30) days of the occurrence of the relevant milestone event and, in the case of Section 4.4(a) within thirty (30) days of the execution of the sublicense, in each case without the requirement for an invoice from Merck. Viventia will promptly notify Merck of the achievement of any milestone event for which a payment to Merck is required under this Section 4. After the beginning of commercialization of each Licensed Product, all payments relating thereto under this Agreement pursuant to Section 4.5 above shall be due within thirty (30) days following the end of each calendar quarter.

(b)                                 The Net Sales used for computing the royalties payable hereunder shall be computed and the royalties shall be paid, in U.S. Dollars. For purposes of determining the amount of royalties due from Viventia, the amount of Net Sales in any foreign currency shall be computed by converting such amount into dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as reported in The Wall Street Journal as of the last business day of the relevant quarter.

(c)                                  Viventia agrees to keep true and accurate records and books of account containing all data necessary for the calculation of the royalties payable to Merck under Section 4 of this Agreement. Such records and books of account shall upon reasonable notice having been given by Merck be open during business hours for inspection by a duly authorised, but neutral and independent accountant, who shall be acceptable to both parties without prejudice. Merck will bear the full cost of such audit unless such audit discloses an underpayment of more than five percent (5%) from the amount of total payments due. In such case, Viventia shall bear the full cost of such audit. The terms of this Section 4.6(c) shall survive any termination or expiration of this Agreement for a period of three (3) years.

(d)                                 Viventia shall prepare a statement in respect of each calendar quarter of this Agreement, which shall show for the calendar quarter in question Viventia’s Net Sales, on sales by it, its Affiliates or sublicensees of the Licensed Products on a country by country basis, details of the quantities of Licensed Products manufactured and sold in each country and the royalty and VAT due, if any, to Merck thereon pursuant to Section 4 .above. Such statement shall be submitted to Merck within thirty (30) days following the end of the calendar quarter or part thereof to which it relates together with a remittance for the royalties and VAT due to Merck, if any. If Merck shall give notice to Viventia within thirty (30) days of the receipt of any such statement that it does not accept the same

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such statement shall be certified by an independent chartered accountant appointed by mutual agreement between the parties hereto or, in default of such an agreement, within fourteen (14) days, by the President for the time being of the Institute of Chartered Accountants of England and Wales in London. Viventia shall make available all books and records required for the purpose of such certification at reasonable times during normal business hours and the statement so certified shall be binding between the parties to this Agreement. The costs of such certification shall be the responsibility of Merck if the certification shows the original statement to have been accurate and otherwise shall be the responsibility of Viventia. Following any such certification the Parties shall make any adjustments necessary in respect of the royalties already paid to Merck in relation to the year in question.

(e)                                  Viventia shall pay royalties to Merck free and clear of and without deduction or deferment in respect of any demand, set-off, counterclaim or other dispute and so far as is legally possible such payment shall be made free and clear of any taxes imposed by or under the authority of any government or public authority and, in particular but without limitation where any sums due to be paid to Merck hereunder are subject to any withholding or similar tax. Viventia shall pay such additional amount as shall be required to ensure that the net amount received by Merck hereunder will equal the full amount which would have been received by it had not such tax, including VAT, been imposed or withheld. Viventia and Merck, without prejudice to the foregoing, shall use their best endeavours to do all such lawful acts and things and to sign all such lawful deeds and documents as will enable Viventia to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to Merck without imposing or withholding any tax. Sums are expressed in this Agreement as exclusive of value added tax. Merck agrees to provide Viventia with a VAT invoice in respect of every payment affected by VAT.

(f)                                   Where Merck does not receive payment of any sums due to it within the period specified hereunder in respect thereof, interest shall accrue on the sum outstanding at the rate of one percent (1% ) per month calculated on a daily basis without prejudice to Merck’s right to receive payment on the due date therefor.

5.                                      LICENSE TERM AND TERMINATION.

(a)                                 Subject to the terms and conditions of this Agreement, the term of the license (the “License Term”) granted pursuant hereto shall commence upon the Effective Date and continue in force on a country-by-country and product-by product basis until the longer of (a) the expiration of the last to expire of the Licensed Patent Rights in the country covering the Licensed Product and (b) ten (10) years from the first commercial sale in such country of such Licensed Product, provided that in no event shall royalties on each Licensed Product be payable for more than 15 years from the first commercial launch anywhere in the world of such Licensed Product. Upon expiration of the License Term or royalty obligation for each Licensed Product, Viventia shall have a worldwide, exclusive, fully paid up, royalty-free license under any and all Licensed Technology and/or Licensed Patent Rights covering the Licensed Product to the extent necessary or useful to develop, have developed, make, have made, use, sell, distribute for sale, have sold, import and/or have imported Licensed Products in the Field.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)                                 Viventia may terminate this Agreement and the licenses granted pursuant hereto by giving to Merck six (6) months prior written notice to Merck of the same.  Such termination shall not prejudice Merck in its enforcement of the Licensed Patents in the event of subsequent manufacture of Licensed Products by Viventia.

(c)                                  Termination of this Agreement or of such licenses shall be without prejudice to any rights of either Party against the other which may have accrued up to the date of such termination and Viventia shall pay to Merck the·appropriate royalties hereunder on all inventory of Licensed Products (on which royalties have not already been paid) held at the date of termination  by Viventia or any person engaged by Viventia to manufacture the Licensed Products and shall thereafter be free to sell such Licensed Products on which applicable royalties have been paid to Merck. Sections 5(a), 9, 11, 14, 15, 16, 19, 20 and 21 shall survive the expiration or termination of this Agreement.

(d)                                 Neither Party may terminate this Agreement for breach without first giving the alleged breaching Party written notice of the acts or omissions alleged to constitute a breach and providing a reasonable period of time to cure such alleged breach of not less than sixty (60) days with respect to the payment of money and not be less than one hundred twenty (120) days for any other acts.

6.                                      MUTUAL REPRESENTATIONS AND WARRANTIES.

Each Party hereby represents and warrants to the other Party as follows:

(a)                                 It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

(b)                                 As of the Effective Date, (i) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party  and is enforceable against it in accordance with its terms.

(c)                                  As of the Effective Date, it has sufficient legal and/or beneficial title under its intellectual property rights necessary to perform activities contemplated under this Agreement and to grant the licenses contained in this Agreement exclusively to Viventia free and clear of the rightful claim of any third party.

7.                                      LIMITATION ON WARRANTIES.

(a)                                 Nothing in this Agreement or in any licenses granted pursuant to this Agreement shall be construed as a representation or warranty that any of the Licensed Patent Rights are valid or that any manufacture, use, sale or other disposal of the Licensed Products is not an infringement of any patents or other rights not vested in Merck.

(b)                                 MERCK MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED TECHNOLOGY AND LICENSED PATENT RIGHTS, DEIMMUNISED PLASMIDS, OR DEIMMUNISED PROTEINS, INCLUDING WITHOUT

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INCLUDING ANY CLINICAL PURPOSE OR OTHER USE WITH RESPECT TO HUMANS OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. ALL TECHNOLOGY PROVIDED TO VIVENTIA BY MERCK HEREUNDER IS PROVIDED “AS IS.”

8.                                      VIVENTIA COVENANTS.

(a)                                 Viventia shall promote the sale of the Licensed Products of good marketable quality and shall use reasonable endeavours to meet the market demand therefore.

(b)                                 Viventia will use all Licensed Technology and Licensed Patent Rights, licensed hereunder, in compliance with all applicable laws and regulations, including but not limited to, those relating to animal testing, biotechnological research or the handling and containment of biohazardous materials.

9.                                      INDEMNIFICATION BY VIVENTIA.

Viventia shall indemnify, defend and hold harmless Merck, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Merck Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses  of litigation) (collectively, “Losses”) incurred by or imposed upon the Merck Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters and claims of suppliers and Viventia employees (except in cases where such claims, suits, actions, demands or judgments result from a material breach of this Agreement, negligence or wilful misconduct on the part of Merck) arising out of (a) the breach or alleged breach of any representation, warranty or covenant of Viventia under Sections 6, 7 or 8 hereof, (b) the negligence or misconduct of Viventia, its Affiliates or their respective employees or agents; or (c) the development, testing, production, manufacture, promotion, import, sale or use by any person of any Licensed Product which is manufactured or sold by Viventia or by an Affiliate, sublicensee, distributor or agent of Viventia.

10.                               DILIGENCE.

Viventia agrees to exercise reasonable commercial efforts to seek regulatory approval to market Licensed Products and develop markets for and market Licensed Products.

11.                               OWNERSHIP OF LICENSED TECHNOLOGY AND LICENSED PATENT RIGHTS.

(a)                                 Viventia acknowledges and agrees that as between the Parties, Merck shall own all Licensed Technology, and Licensed Patent Rights.

(b)                                 Except as provided in paragraph (c) below, Merck and its Affiliates shall have the right, but not the obligation to prosecute, file and maintain any patent applications or patents relating to any Licensed Patent Rights. To the extent that Merck decides not to prosecute, file, or maintain any Licensed Patent Rights, it shall notify Viventia of same and Viventia shall have the right, but not the obligation to prosecute, file and maintain any patent applications or patents with respect to Licensed Patent Rights reasonably related to Licensed Products; Merck shall reasonably cooperate with Viventia in such filings.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)                                  Viventia shall have the right, but not the obligation, to prosecute, file and maintain any patent applications or patents relating to any Licensed Patent Rights that claim or are otherwise directed to Deliverables, Deimmunised Plasmids and Deimmunised Proteins (including compositions comprising same and methods of making or using all of the foregoing. To the extent that Viventia decides not to prosecute, file or maintain any such patents or applications, it shall notify Merck of same and Merck shall have the right, but not the obligation to prosecute, file and maintain them; Viventia shall reasonably cooperate with Merck in such filings.

12.                               INFRINGEMENT.

(a)                                 Each Party shall notify the other promptly after such Party becomes aware of any alleged infringement of any Licensed Patent Rights in any country through the sale of a Licensed Product.

(b)                                 If any of the Licensed Patent Rights under which Viventia holds a license is infringed by a third party through the sale of a Licensed Product, Viventia and/or its Affiliates and sublicensees shall have the right and option, but not the obligation, to bring an action for infringement, at its sole expense, against such third party in the name of Viventia and/or in the name of Merck, and to join Merck as a plaintiff if required. Viventia shall promptly notify Merck of any such action and shall keep Merck informed as to the prosecution of any action for such infringement. Viventia shall control the conduct of such litigation, including settlement thereof, but shall not settle without the prior consent of Merck, such consent not to be unreasonably delayed or withheld. In the event Viventia exercises the right to sue herein conferred, any recoveries shall first be used reimburse it for costs and expenses of suit, including attorneys’ fees, and if after such reimbursement any funds remain they shall be treated as Net Sales and Viventia shall promptly pay to Merck the royalty due on same. In the event that Viventia does not institute an infringement proceeding against an infringing third party within one hundred twenty (120) days after becoming aware or receiving notice of any alleged infringement through the sale of a Licensed Product for which it has a right and option to bring an action under this Section 12(b), then Merck shall have the right and option, but not the obligation, to institute such an action and to retain any recovered damages. If by statute or regulation, a delay of one hundred twenty (120) days would result in a diminishment of rights, including by way of example but not limitation loss of the opportunity for a stay of approval of an infringing product, then the one hundred twenty (120) day period above shall be shorted to the extent required to end ten (10) days before the date on which the diminishment of rights would occur.

(c)                                  In any infringement suit either Party may institute to enforce any rights pursuant to this Agreement, the other Party hereto shall, at the request of the Party initiating such suit, cooperate in all respects and, to the extent reasonably possible (without adversely affecting the other Party’s normal business operations), have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the Party requesting cooperation.

(d)                                 The costs and expenses of any action instituted pursuant to this Section 12 including reasonable fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions (if such other Party has the right to institute and prosecute such infringement actions pursuant to this Section 12).

13.                               INSURANCE.

Viventia shall maintain comprehensive general liability insurance in the amount of five million U.S. dollars (U.S. $5,000,000) per occurrence during the term of this Agreement and Product Liability Insurance in the amount of five million U.S. dollars (U.S. $5,000,000) per occurrence for all periods during which it has a Licensed Product for sale. Viventia shall list Merck as an “Additional Insured” under its insurance policies described above and shall provide a certificate of insurance to Merck reflecting the same.

14.                               NOTICES.

(a)                                 All notices and statements to either Party required under this Agreement shall be made in writing delivered via certified mail, return receipt requested, courier, provided that evidence of delivery is made, or facsimile with confirmation of such transmission addressed to such Party at the following addresses or faxed to the appropriate numbers set forth below (with the copies to other parties set forth below) or to such other address as may be designated from time to time:

To Merck		With a copy to:
Merck KGaA		Merck KGaA
Frankfurter Str. 250		Frankfurter Str. 250
64293 Darmstadt		64293 Darmstadt
Germany		Germany
Attention: Arno Hartmann,		Attention: Jens Eckhardt,
Patent Department (PS-P)		Legal Department (LE-HE)

Tel:	+49 6151 72-7669	Tel: +49 6151 72-2398
Fax:	+49 6151 72-94158	Fax: +49 6151 72-2373

To Viventia:	With a copy to:
Viventia Bio, Inc.	Life Sciences Law Group, LLC
147 Hamelin Street	12 Terry Drive
Winnipeg MB, R3T 3Z1, CANADA	Suite 203
Attention: Stephen Hurly	Newtown, PA 18940
President & CEO	Attn: Manya S. Deehr, Esq.
Tel: 1 204-478-1023	Tel: 1 215-944-8112
Fax: 1 204-452-7721

(b)                                 All notices and statements provided to a Party hereunder shall be deemed to have been given as of the date received, or at the time of delivery of a facsimile to the relevant facsimile number above.

(c)                                  Each Party hereto may change its address and contact information set forth above for the purpose of this Agreement by providing written notice to the other Party of the same from time to time.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.                               TREATMENT OF CONFIDENTIAL INFORMATION.

For purposes of this Agreement, “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information, including without limitation, any Technology disclosed by the other Party (the “Disclosing Party”) to the Receiving Party or to any of its employees, consultants, Affiliates, or sublicensees, whether in writing, or by oral or visual disclosure or presentation, provided, however, that “Confidential Information” shall not include information that:

(a)                                 was known to Receiving Party at the time such Confidential Information was received by the Receiving Party or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure to such Receiving Party or its Affiliates; or

(b)                                 was publicly known when received from Disclosing Party or thereafter becomes publicly known through no fault or omission of Receiving Party; or

(c)                                  is made known to Receiving Party by a third party who did not derive it from Disclosing Party and who has a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or

(d)                                 is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information; or

(e)                                  is approved for disclosure by prior written consent of Disclosing Party; or

(f)                                   is required to be disclosed by government authority; provided; however, that Receiving Party has provided reasonable advance notice of the impending disclosure to Disclosing Party and will disclose the Confidential Information to the extent necessary and to such authority only.

The Receiving Party agrees that it will hold the Confidential Information received from the Disclosing Party in secrecy and confidence and will not disclose it to any third party, nor use it for any purpose other than for the purpose of the performance of this Agreement (which includes with respect to Viventia the full enjoyment of the license rights granted to it by Merck). Each Party further agrees that it will restrict disclosure of the Confidential Information within its own organization and affiliates to those persons having a need to know it for the purpose of this Agreement, and that such persons will be advised of the obligation set forth in this Agreement and obligated in like fashion. The above obligations of the Receiving Party with respect to its treatment of Confidential Information shall commence as of the Effective Date and continue through the term of this Agreement and for a period of five (5) years thereafter. This Agreement shall not be construed as granting any license rights with respect to the Confidential Information. Except as otherwise  required  by applicable  laws and regulations, the Parties  hereby agree that any disclosure of the terms and conditions of this Agreement (including disclosure in connection with potential stock exchange listings, if any) shall be subject to the other Party’s prior written mutual agreement; provided, however, that each Party may disclose the terms and conditions of this Agreement to a prospective investor, and Viventia may disclose the terms of this Agreement  to a prospective sublicensee or marketing partner for a Licensed Product, pursuant to a written confidentiality agreement.

16.                               WAIVER.

The waiver by Merck of any breach, default or omission the performance or observance of any of the terms of this Agreement by Viventia shall not be deemed to be a waiver of any other such breach, default or omission.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.                               FORCE MAJEURE.

If the performance of this Agreement or any obligation hereunder (except for the payment of money) is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labour disputes, inability to procure raw materials, power or supplies, war, invasion, civil commotion or other violence, compliance with any order of any governmental authorities or any other act or .conditions whatsoever beyond reasonable control of either Party hereto, the Party so affected upon giving a prompt notice to the other Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided however that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed, to the extent commercially reasonable.

18.                               ASSIGNMENT.

This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event of a merger, consolidation or similar reorganization of either Party with or into another party, or in the event of a sale of all or substantially all of the assets of a Party, or with respect to Viventia in the event of the sale of the business unit or Licensed Product to which this Agreement pertains, this Agreement shall be assigned to or become the obligation and  liability of the acquiring entity, subject to the written notification of such acquisition or merger to the other Party. Any purported assignment in violation of this Section 18 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

19.                               GOVERNING LAW.

This Agreement shall be governed and interpreted in accordance with the laws of New York without reference to its choice-of-law rules, except that any issue concerning interpretation, infringement, validity, enforceability, term, or effect of a patent shall be governed by national law of the country of such patent.

20.                               ARBITRATION.

All disputes, differences or controversies arising out of or in connection with this Agreement, its interpretation, performance, or termination, which may arise between the Parties arising out of, or related to, this Agreement shall be amicably settled between the Parties. In case of failure of amicable settlement between the Parties, it shall be finally settled by binding arbitration conducted in New York City in accordance with the Rules of Concilliation and Arbitration of the International Chamber of Commerce (Paris, France) (the “ICC”). The arbitration panel shall be composed of three arbitrators, one of whom shall be selected by Merck, one of whom shall be selected by Viventia and the third of whom shall be selected by the two so selected. If both or either of Merck or Viventia fails to select an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration or if the two arbitrators fail to select a third arbitrator within fourteen (14) days after their appointment, the ICC shall, in accordance with said rules, upon the request of both or either of’ the Parties to the arbitration, appoint the arbitrator or arbitrators required to complete the panel. Notwithstanding the terms contained in Section 19 of this Agreement, U.S. patent law shall govern any disputes with respect to inventorship under Sections 4.4, 4.5 and 4.6 of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Parties shall share the costs of the arbitration, including administrative and arbitrators’ fees equally. Each Party shall bear its own costs and attorneys’ and witnesses’ fees; provided, however, that the prevailing Party, as determined by the arbitration panel, shall be entitled to an award against the other Party in the amount of the prevailing Party’s costs and reasonable attorneys’ fees. If judicial enforcement or review of the arbitrator’s decision is sought, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees in addition to any amount of recovery ordered by the court.

Any dispute between the Parties related to or arising from this Agreement or the Parties’ relationship hereunder that is not arbitrable, including any action to confirm, enforce, modify, or set aside an arbitration award, shall be heard exclusively in the state or federal courts located in New York County, New York, to the exclusion of all other courts, and the parties consent to the jurisdiction and venue of such courts for such purpose.

21.                               MISCELLANEOUS.

21.1                        Acknowledgement. Each Party acknowledges that it has negotiated and entered into this Agreement in good faith.

21.2                        Severability. In the event any one of the provisions of this Agreement is held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining provisions shall not be affected by such holding. The Parties agree to negotiate and amend in good faith such provision in a manner consistent with the intentions of the Parties as expressed in the Agreement if any invalid or unenforceable provision affects the consideration of either Party.

21.3                        Interpretation. The Parties acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

21.4                        Entirety of Agreement.  This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein. There are no ·restrictions, promises, covenants or understandings other than those expressly set forth herein, and no rights or duties on the part of either Party are to be implied or inferred beyond those expressly herein provided for. The Parties may, from time to time during the term of this Agreement, amend, modify, vary, waive or alter any of the provisions of this Agreement, but only by a written instrument that makes specific reference to this Agreement which is duly executed by each Party, or in the case of waiver, by the Party or Parties waiving compliance.

21.5                        Further Assurances.  Each Party agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

21.6                        No Partnership.  For the purposes of this Agreement and all obligations to be performed hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party.  Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.

21.7                        Research Agreement. This Agreement supersedes the Research Agreement with respect to any subject matter addressed herein or any inconsistency.

IN WITNESS whereof the Parties have CAUSED this Amended and Restated Agreement to be duly executed in duplicate originals by their respective officers hereunto duly authorized, of which one original is to be held by each Party.

Merck KGaA		VIVENTIA BIO, INC.

/s/ Dr. Arno Hartmann		/s/ Stephen A. Hurly
By:	Dr. Arno Hartmann	By:	Stephen A. Hurly
Title:	[Omitted in original]	Title:	President & CEO

Date	October 14, 2015	Date	October 14, 2015

Merck KGaA

/s/ Dr. Jens Eckhardt
By:	Dr. Jens Eckhardt
Title:	Regional General Counsel

Date	October 14, 2015

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE A

Viventia’s Protein = [***]

DeImmunised Protein = [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE B

JOINT PATENT RIGHTS

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE C

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]